Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-134679, 333-116935, and 333-116933 on Forms S-8, of First Community Bank Corporation of America (the “Company”), of our report dated March 31, 2010 appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ Hacker, Johnson & Smith PA

HACKER, JOHNSON & SMITH PA

Tampa, Florida

March 31, 2010